August 17, 2000


U.S. Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:   Richard K. Wulff, Chief
             Office of Small Business

       Re:   VDO.Com, Inc. (the "Company" or "VDO") -
             File No. 0-28267 - Form 8-K/A filed on May 25, 2000
             ---------------------------------------------------

Dear Sir/Madame:

         Enclosed for filing on behalf of the Company is a Form 8-K/A.

         In response to staff's comments in its correspondence of June 6, 2000, there is provided below, specific responses which correspond with the comments contained in the staff's letter of comments. We have numbered these responses in numerical sequence based upon the section items listed in the staff's letter of comments.

         Item 1.           Change in control.
                           -----------------

         Embryo Capital is not an investment company. Embryo Capital is a corporation owned by Samuel Shneibalg, President of VDO.com, Inc. The Company's mission statement has been revised to eliminate, its reference to "a venture development and funding corporation." Accordingly, the parent qualifies as a small business issuer and accordingly, VDO.com, Inc. is eligible to avail itself of Regulation SB.

         Item 4.           Changes in Accountant
                           ---------------------

         The Company's principal accountants are Crouch, Bierwolf & Chisholm. It is our belief that the filing does not require an amendment to indicate a change in accounting disclosures, as well as a letter from the former accountant, as required by Item 304 of Regulation SB. This transaction in which VDO.com, Inc. became the controlling entity was a reverse merger for accounting purposes and accordingly, VDO.com, Inc. was the accounting survivor. Accordingly, there have been no changes in the principal auditor.

U.S. Securities and
Exchange Commission
August 17, 2000
Page 2


         Item 7.           VDO.com, Inc. Financial Statements
                           ----------------------------------

         1.    We have provided a signed audit report.

         2. We have provided footnotes to the March 31, 2000 financial statements explaining the material changes and receivables, investments, due from related party and debt since December 31, 1999, as well as a subsequent event to footnote describing the merger and stating that the $100,000 cash payment referenced Item 1 will be accounted for as an organizational expense.

         3.    We have deleted the pro forma financial statements.

         We appreciate the cooperation and courtesies extended to us by the staff, and if you require any additional information, please let us know.

                                                     Very truly yours,

                                                     Atlas Pearlman, P.A.


                                                     By:  /s/ Joel D. Mayersohn
                                                         ----------------------
                                                              Joel D. Mayersohn